NOTIFICATION OF THE REMOVAL FROM
LISTING AND REGISTRATION OF THE STATED SECURITIES

The NYSE Amex hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 18, 2011, pursuant to the provisions of
Rule 12d2-2 (a). 17CFR240.12d2-2(a)(2)

The removal of Pacific Enterprises, $4.40
Dividend Preferred Stock, is being effected because the Exchange knows or is reliably informed that the entire class of this security was redeemed or paid at maturity or retirement on June 30, 2011.

The security was suspended by
the Exchange on June 30, 2011.